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                                                                    EXHIBIT 12.1

                              OMEGA CABINETS, LTD.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                 PREDECESSOR
                   ----------------------------------------
                   YEAR ENDED DECEMBER 31    PERIOD FROM
                   ---------------------- JANUARY 1 THROUGH
                      1992       1993       JUNE 16, 1994
                   ---------- ----------- -----------------
Income (loss)
before income
taxes and
extraordinary
item.............  $9,552,322 $10,287,992    $2,095,952
Fixed charges:
 Interest
 expense.........     191,677      60,349        22,321
 Rental expense
 (25%)...........     166,244     235,322       135,750
                   ---------- -----------    ----------
 Total fixed
 charges.........     357,921     295,671       158,071
                   ========== ===========    ==========
Earnings before
income taxes and
fixed charges....   9,910,243  10,583,663     2,254,023
                   ========== ===========    ==========
Ratio of earnings
to fixed charges.        27.7        35.8          14.3
Deficiency of
earnings to fixed
charges..........
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                                                               THE COMPANY
                   ----------------------------------------------------------------------------------------------------
                                                    YEAR ENDED                            SIX MONTHS ENDED
                                     ---------------------------------------- -----------------------------------------
                      PERIOD FROM                                                                           PRO FORMA
                    JUNE 17 THROUGH   DECEMBER   DECEMBER       PRO FORMA     JUNE 29, 1996 JUNE 28, 1997 JUNE 28, 1997
                   DECEMBER 31, 1994  30, 1995   29, 1996   DECEMBER 29, 1996  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                   ----------------- ---------- ----------- ----------------- ------------- ------------- -------------
Income (loss)
before income
taxes and
extraordinary
item.............     $3,057,877     $3,439,656 $11,856,024    $ 7,077,000     $4,517,013    $  803,578    $ (195,000)
Fixed charges:
 Interest
 expense.........      4,123,344      9,700,914  10,441,182     15,220,000      5,247,818     6,604,809     7,603,000
 Rental expense
 (25%)...........        161,500        333,750     421,500        422,000        210,750       187,500       187,500
                   ----------------- ---------- ----------- ----------------- ------------- ------------- -------------
 Total fixed
 charges.........      4,284,844     10,034,664  10,862,682     15,642,000      5,458,568     6,792,309     7,790,500
                   ================= ========== =========== ================= ============= ============= =============
Earnings before
income taxes and
fixed charges....      7,342,721     13,474,320  22,718,706     22,719,000      9,975,581     7,595,887     7,595,500
                   ================= ========== =========== ================= ============= ============= =============
Ratio of earnings
to fixed charges.            1.7            1.3         2.1            1.5            1.8           1.1            --
Deficiency of
earnings to fixed
charges..........                                                                                          $ (195,000)
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